Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of American Assets Trust, Inc. and American Assets Trust, L.P., for the registration of (1) American Assets Trust, L.P.’s debt securities and (2) American Assets Trust, Inc.’s guarantees of debt securities and to the incorporation by reference therein of our reports dated February 14, 2020, with respect to the consolidated financial statements and schedule of American Assets Trust, Inc. and American Assets Trust, L.P., and the effectiveness of internal control over financial reporting of American Assets Trust, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

January 12, 2021